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EXHIBIT 23.2

           FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF STEVEN J. BLAD
           ---------------------------------------------------------


         This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF STEVEN J. BLAD (this "First Amendment") is entered into this 20th day of November, 2001, (the "Effective Date"), by and between VendingData Corporation, a Nevada corporation (the "Company") and Steven J. Blad (the "Employee").

         Whereas, the parties have entered into an Employment Agreement of Steven J. Blad dated August 10, 1999 (the "Agreement"); and

         WHEREAS, the term of the Agreement expires on December 31, 2002; and

         WHEREAS, the parties desire that Employee remain as the Company's President and Chief Exeutive Officer for a period beyond the current term of the Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. The term of the Agreement shall be extended through and including December 31, 2004 (the "Extended Term").

         2. In consideration of Employee's agreement to remain in the employ of the Company as its President and Chief Executive Officer through the Extended Term, the Company hereby grants to Employee stock options to purchase two million (2,000,000) shares ("Shares") of the Company's common stock at thirty-five cents ($.35) per share. The stock options are granted pursuant to the following terms and conditions.

                  (a) Upon the Effective Date of this First Amendment, the Employee shall have a vested right to acquire up to six hundred seventy thousand (670,000) Shares at thirty-five cents ($.35) per Share.

                  (b) Upon the one year anniversary of the Effective Date of this First Amendment, the Employee shall have a vested right to acquire up to six hundred sixty-five thousand (650,000) Shares at thirty-five cents ($.35) per Share.

                  (c) Upon the second anniversary of the Effective Date of this First Amendment, the Employee shall have the vested right to acquire up to six hundred sixty-five thousand (665,000) Shares at thirty-five cents ($.35) per Share.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first above written.


VendingData Corporation


By: /s/ James E. Crabbe
   ----------------------------------
   James E. Crabbe
   Chairman of the Board of Directors



/s/ Steven J. Blad
-------------------------------------
Steven J. Blad